Exhibit 4.05

The Restricted Share Unit Plan
for Directors, Senior Executives and Employees of
Agnico-Eagle Mines Limited

(Effective January 1, 2008)

September 2008

(as amended in December 2011; February 2013)

Agnico-Eagle Mines

Restricted Share Unit Plan

SECTION 1                                                                PURPOSES OF THE PLAN

Effective January 1, 2008 Agnico-Eagle Mines Limited (the “Company”) established The Restricted Share Unit Plan for Employees of Agnico-Eagle Mines Limited (the “Plan”) for the purposes of assisting in the retention of staff employees of the Company and of its subsidiary and associated companies by providing non-dilutive Company stock that rewards the individual performance of staff employees that participate in the Plan.

Effective January 1, 2012, the Plan was amended to include Directors and Senior Executives (initially, Senior Vice Presidents and above) of Agnico-Eagle Mines Limited for the purposes of providing to such persons an equity component (shares) to more closely align director and senior executive compensation to shareholder interests through the grant of non-dilutive Company stock.

Effective as of January 1, 2013, the Plan was amended to include Vice Presidents of the Company in the definition of “Senior Executives” and to make some administrative amendments.

The Plan shall be administered by the Company who may appoint a Trustee to hold funds in respect of the non-vested Restricted Share Units and an Administrator to hold vested Restricted Share Units allocated under the Plan.

SECTION 2                                                                DEFINITIONS

In this Plan, the terms set out below have the following meanings.

2.01                        “Administrator” means the Company or such person or third party entity as has been appointed by the Company to administer some or all aspects of the Plan and to hold shares purchased for Participants in accordance with the Plan.

2.02                        “Award Date” means the date the Board, in its absolute and sole discretion, decides to award Restricted Share Units under the Plan.

2.03                        “Beneficiary” means the person or persons designated by the Participant to receive Shares in respect of the Participant’s Non-Vested RSU Account or Vested RSU Account at the date of the Participant’s death.

2.04                        “Board” means the Board of Directors of the Agnico-Eagle Mines Limited.

2.05                        “Cause” means a termination initiated by the Participating Employer for reasons that constitute “cause” as determined under applicable decisions made by Ontario courts or by courts in the jurisdiction in which the Participant is employed and shall include without limiting the generality of the following:

(1)                                 theft or fraud;

(2)                                 habitual and wilful neglect of the duties and responsibilities of the Participant’s position;

(3)                                 documented incompetence; and

(4)                                 if applicable, as may be specified in the employment agreement between the Participant and the Company

2.06                        “Change of Control” means the occurrence of any of the following events:

(1)                                 a sale or other disposition of all or substantially all of the property or assets of the Company, other than the sale or disposition of the assets of the Company to a parent affiliated Company within the meaning of the Securities Act (Ontario);

(2)                                 any change in the holding, direct or indirect, of shares in the capital of the Company as a result of which a person or group of persons acting jointly or in concert, or a person associated or affiliated with any such person or group within the meaning of the Securities Act (Ontario), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders to cast more than fifty percent (50%) of the votes attaching to all shares of the Company that may be cast to elect the Board of the Company; or

(3)                                 if applicable, as may be specified in the employment agreement between the Participant and the Company.

2.07                        “Chief Executive Officer” means the person who holds the Chief Executive Officer position at Agnico-Eagle Mines Limited.

2.08                        “Company” means Agnico-Eagle Mines Limited, acting through its Board or through the management of the Participating Employer in such manner as is consistent with the corporate governance structure and requirements of the Company and with applicable governing legislation.

2.09                        “Compensation Committee” means the Compensation Committee of the Board as constituted from time to time.

2.10                        “Employee Participant” means a staff employee of the Company who is employed by a Participating Employer on a permanent basis, who is not included for participation under the Agnico-Eagle Mines Limited Stock Option Plan.

2.11                        “Director” means an independent member of the Board

2.12                        “Constructive Termination” means a deemed termination of the Participant’s employment with the Company as determined under applicable decisions made by Ontario courts.

2.13                        “LTI Bonus Compensation” means all amounts awarded to a Participant under the Company LTI (Long Term Incentive) Plan that the Company determines to be eligible as compensation for purposes of the Plan.

2.14                        “Non-Vested RSU Account” means the account established for the Participant to which Restricted Share Units or Restricted Shares are credited.

2.15                        “Participant” means a Director, Senior Executive or Employee Participant

2.16                        “Participating Employer” means the Company and a subsidiary or associated company designated by the Company for participation in the Plan.

2.17                        “Plan” means The Restricted Share Unit Plan for Directors, Senior Executives and Employees of Agnico-Eagle Mines Limited.

2.18                        “Restricted Share” shall have the meaning set out under Section 6.01 (1).

2.19                        “Restricted Share Unit” or “RSU” means a right granted to a Participant to receive a cash unit to be used to purchase Shares in accordance with the Plan.

2.20                        “RSU Grant Guidelines” means the procedures adopted by the Company from time to time which are reflective of: the level of awards granted to Directors as determined by the Board; the Senior Executive’s performance levels and that are used by the Board, Compensation Committee and/or Chief Executive Officer to make individual Senior Executive Restricted Share Unit awards under the Plan; or the Employee Participant’s performance levels and that are used by management to make individual employee Restricted Share Unit awards under the Plan.

2.21                        “Senior Executives” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Senior Vice Presidents and the Vice Presidents of the Company, and any other officer or employee so designated by the Chief Executive Officer for inclusion in the Plan.

2.22                        “Share” means a common share of the Company.

2.23                        “Termination Date” means the Participant’s last day of: (i) being a Director; or (ii) active employment including periods during which a Senior Executive or Employee Participant has received statutory notice of termination under the Ontario Employment Standards Act or other minimum labour standards legislation as is applicable to such person in his or her province, state or country of employment but excluding contractual or common law notice and severance periods that exceed minimum notice of termination periods under statutory provisions that may be applicable to such person in his or her jurisdiction of employment.

2.24                        “Trustee” means the persons or entity appointed by the Company to hold the funds or Restricted Shares in respect of the Non-Vested RSU Accounts established under the Plan.

2.25                        “Vested RSU Account” means the account established for the Participant to which are credited Shares transferred thereto from the Participant’s Non-Vested RSU Account.

SECTION 3                                                                ACCOUNTS

3.01                        Eligibility and Enrollment

Each Director and Senior Executive shall have the requisite Plan accounts created for them upon becoming a Director or Senior Executive .

Each eligible full-time salaried employee of a Participating Employer shall have the requisite Plan accounts created for them upon becoming a staff employee of the Participating Employer.

3.02                        Accounts

(1)                                 Non-Vested Account

Restricted Share Units  (being Restricted Shares) that are awarded to a Participant shall be credited to the Participant’s Non-Vested RSU Account.

On vesting of Restricted Share Units of a Participant, the newly vested Restricted Share Units shall be debited to the Participant’s Non-Vested RSU Account and credited to his Vested RSU Account.

(2)                                 Vested Account

A Participant’s Vested RSU Account balance shall be debited with Shares as provided under Section 5.01 of the Plan.

SECTION 4                                                                      GRANTS OF RESTRICTED SHARE UNITS

4.01                        Grants of Restricted Share Units

(1)                                 The Compensation Committee, in it’s absolute and sole discretion, will determine the amount of LTI Bonus Compensation, if any, payable to a Director or Senior Executive taking into account such performance criteria, if any, as the Compensation Committee determines in its absolute and sole discretion.

(2)                                 The Chief Executive Officer, in his or her absolute and sole discretion, will determine the amount of LTI Bonus Compensation, if any, payable to an Employee Participant taking into account such performance criteria, if any, as the Company determines in its absolute and sole discretion.

(3)                                 Subject to Section 4.02, the LTI Bonus Compensation will be provided to the Participant in the form of Restricted Share Units which shall be credited to the Participant’s Non-Vested RSU Account on the Award Date.

4.02                        Number of Restricted Share Units Granted

The number of Restricted Share Units that will be credited to a Participant’s Non-Vested RSU Account is determined by the Company by reference to the RSU Grant Guidelines.

The number of Restricted Share Units shall be rounded down, as the case may be, as determined by the Company.

SECTION 5                                                                VESTING RULES

5.01                        Vesting/Access to RSUs/Taxation

The Restricted Share Units held in the Director or Senior Executive’s Non-Vested RSU Account shall vest on December 31 of the third calendar year following the year in respect of which they were granted, or such earlier date as is specified in the Plan or as is determined by the Chair of the Compensation Committee at his or her absolute and sole discretion.

The Restricted Share Units held in the Employee Participant’s Non-Vested RSU Account shall vest on December 31 of the second calendar year following the year in respect of which they were granted, or such earlier date as is specified in the Plan or as is determined by the Chief Executive Officer at his or her absolute and sole discretion.

For any Employee Participant who has been hired on or after January 1, 2012, the Restricted Share Units held in such Employee Participant’s Non-Vested RSU Account shall vest on December 31 of the third calendar year following the year in respect of which they were granted, or such earlier date as specified in the Plan or as determined by the Chief Executive Officer at his or her absolute and sole discretion.

While the vesting occurs on December 31, the Participant may not have access to those Vested RSUs (being Shares) until later in January of the following year due to administrative procedures (determination of tax, calculation and sale of certain RSUs to satisfy tax obligations; transfer between accounts).  The Participants will be notified in January when the Vested Restricted Share Units (Shares) are available.

Upon vesting for any reason (including, without limitation, following the expiry of the grant period, potential termination without cause, death, disability, change of control or a Directors’s resignation), tax is payable under applicable taxation legislation.  To comply with such obligations, tax is calculated and the requisite number of RSUs are sold to satisfy the tax payment obligations.  Vested Restricted Share Units, net of those sold for tax purposes, shall then be transferred to the Participant’s Vested RSU Account.(For additional taxation information, see Schedule A).

Notwithstanding the foregoing, the Chief Executive Officer (and anyone approved and designated by the Chief Executive Officer), may pay the Administrator that amount of money required to satisfy the tax obligations arising upon the vesting of their Restricted Share Units, so that none of their Restricted Share Units need to be sold to meet such tax obligations (or money may be paid to meet some portion of the tax obligation, and such number of Restricted Share Units shall then be sold to satisfy the balance of the tax obligation).

5.02                        Termination for Cause

(1)                                 If the Senior Executive’s employment is terminated by the Company for Cause before the Senior Executive’s Restricted Share Units vest, the Senior Executive shall immediately forfeit all rights, title and interest in the Restricted Share Units.

(2)                                 If the Employee Participant’s employment is terminated by the Participating Employer for Cause before the Employee Participant’s Restricted Share Units vest, the Employee Participant shall immediately forfeit all rights, title and interest in the Restricted Share Units.

5.03                        Termination Without Cause

(1)                                 Notwithstanding Subsection 5.01, in the event that a Senior Executive’s employment is terminated by the Company without Cause, the Restricted Share Units in the Senior Executive’s Non-Vested RSU Account shall immediately vest on the Senior Executive’s Termination Date from the service of the Company and shall be transferred to the Senior Executive’s Vested RSU Account.

(2)                                 Notwithstanding Subsection 5.01, in the event that a Employee Participant’s employment is terminated by the Participating Employer without Cause, the Restricted Share Units in the Employee Participant’s Non-Vested RSU Account shall immediately vest on the Employee Participant’s Termination Date from the service of the Participating Employer and shall be transferred to the Employee Participant’s Vested RSU Account.

5.04                        Retirement/Resignation

(1)                                 Subject to the absolute and sole discretion of the Compensation Committee, in the event of the Senior Executive’s retirement/resignation from the service of the Company, the Non-Vested Restricted Share Units in the Senior Executive’s Non-Vested RSU Account shall immediately vest on the Senior Executive’s retirement/resignation date from the service of the Company and shall be transferred to the Senior Executive’s Vested RSU Account.

(2)                                 Subject to the absolute and sole discretion of the Chief Executive Officer, in the event of the Employee Participant’s retirement/resignation from the service of the Participant Employer, the Non-Vested Restricted Share Units in the Employee Participant’s Non-Vested RSU Account shall immediately vest on the Employee Participant’s retirement/resignation date from the service of the Participating Employer and shall be transferred to the Employee Participant’s Vested RSU Account.

5.05                        Death

In the event of the Participant’s death while in the service of the Participating Employer, the Non-Vested Restricted Share Units shall immediately vest, shall be transferred to the Participant’s Vested RSU Account and shall be provided to the

Participant’s Beneficiary. In the event the Participant does not have a Beneficiary, such Shares shall be transferred to the Participant’s estate.

5.06                        Disability

(1)                                 In the event that the Senior Executive becomes disabled such that he or she receives benefits under the Company’s long term disability plan, the Non-Vested Restricted Share Units in the Senior Executive’s Non-Vested RSU Account shall vest immediately and shall be transferred to the Senior Executive’s Vested RSU Account.

(2)                                 In the event that the Employee Participant becomes disabled such that he or she receives benefits under the Participating Employer’s long term disability plan, the Non-Vested Restricted Share Units in the Employee Participant’s Non-Vested RSU Account shall vest immediately and shall be transferred to the Employee Participant’s Vested RSU Account.

5.07                        Change of Control

(1)                                 If a Senior Executive’s employment with the Company terminates as a result of a Change of Control or a Constructive Termination of the Senior Executive occurs within a six month period following the Change of Control, the Restricted Share Units in the Senior Executive’s Non-Vested Account shall vest immediately and shall be transferred to the Senior Executive’s Vested RSU Account.

(2)                                 If a Employee Participant’s employment with the Participant Employer terminates as a result of a Change of Control or a Constructive Termination of the Employee Participant occurs within a six month period following the Change of Control, the Restricted Share Units in the Employee Participant’s Non-Vested Account shall vest immediately and shall be transferred to the Employee Participant’s Vested RSU Account.

5.08                        Payment of Vested Accounts

At the request of the Participant, all or any of the Shares in the Participant’s Vested RSU Account shall be sold, and the proceeds provided to the Participant, or transferred to such other account, as the Participant may designate.

5.09                        Resignation - Directors

If a Director resigns from the Board, the Restricted Share Units in the Director’s Non-Vested Account shall vest immediately and shall be transferred to the Director’s Vested RSU Account, unless otherwise determined by the Board.

SECTION 6                                                                FUNDING CONTRIBUTIONS AND GENERAL PROVISIONS

6.01                        Funding and Contributions

(1)                                 The Plan shall be funded by the contributions of the Participating Employers. Such contributions shall be deposited by the Company with the Trustee, within 30 days of the crediting of Restricted Share Units to the Participant’s Non-Vested RSU Account, in an amount sufficient to purchase, on the open market, after payment of all fees and expenses, a number of Shares (“Restricted Shares”) equal to the number of the Restricted Share Units so credited.

(2)                                 The Restricted Shares purchased in respect of a Participant’s Restricted Share Units credited to the Participant’s Non-Vested RSU Account shall be held by the Trustee to the credit of the Participant but shall not vest until the Restricted Share Units so credited are credited to the Participant’s Vested RSU Account.

(3)                                 Any dividends declared on a Restricted Share, before it vests as provided under the Plan, shall be used to purchase additional Restricted Shares, as set out below.

(4)                                 A Participant shall, from time to time during such Participant’s period of participation under the Plan, receive on each dividend payment date in respect of Shares, additional Restricted Share Units, the number of which shall be equal to the quotient determined by dividing: (a) the product determined by multiplying (i) a dollar amount of the dividend declared and paid by the Company on its Shares on a per share basis (excluding stock dividends payable in Shares, but including dividends which may be paid in cash or in shares at the option of the shareholder) (the “Dividend Amount”), by (ii) the number of Restricted Share Units recorded in the Participant’s Non-Vested RSU Account on the record date for the payment of any such dividend, by (b) the closing price of the Shares on the TSX on the last trading day immediately preceding such dividend payment date.

The Dividend Amount will be fully invested and Participants will receive dividend equivalent fractions of RSUs equal to the cash amount remaining after full RSUs are purchased; accordingly, it is to be expected that the total shares in the trust account will not match the total RSUs allocated to individual Participant’s Non-Vested RSU Accounts.  However, upon vesting (per Subsection 6.01(5)), the Administrator (Solium) will apply the fraction amounts to taxes and only whole RSUs will be transferred to the Vested RSU Accounts.

(5)                                 Any additional Restricted Share Units added to a Participant’s Non-Vested RSU Account pursuant to Section 6.01(4) shall have the same vesting dates and expiry dates as the Restricted Share Units in respect of which such additional Restricted Share Units are added.

6.02                        Market Fluctuations

(1)                                 No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(2)                                 The Company and the Participating Employers make no representations or warranties to Participants with respect to the performance or financial characteristics of the Restricted Share Units. The value of any Restricted Share Units will fluctuate as the trading price of the Shares fluctuates.

(3)                                 By participating in the Plan, the Participant agrees to exclusively accept any and all risks associated with a decline in the market price of the Shares and all other financial and investment risks associated with the Restricted Share Units.

6.03                        Shares Not Publicly Traded

Should the Shares of the Company no longer be publicly traded at the time that the Market Value Award requires determination, the value of the Share shall be determined by the Board or by senior management of the Company as is determined by the Board, each acting in good faith.

6.04                        Corporate Reorganization

The existence of any Restricted Share Units shall not affect in any way the right or power of the Company or the Participating Employer or the Company shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or if applicable the Participating Employer’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the

Company or the Participating Employer , or any amalgamation, combination, merger or consolidation involving the Company or the Participating Employer or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

6.05                        Assignment

(1)                                 Except as required by law or marriage breakdown orders or agreements made between the Participant and his or her legal spouse, the rights of a Participant under the Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

(2)                                 Rights and obligations under the Plan may be assigned by the Company or the Participating Employer to a successor in the business of the Company or the Participating Employer any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company or the Participating Employer, or any corporation acquiring all or substantially all of the assets or business of the Company or the Participating Employer.

6.06                        Right to Employment/Board Position

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Participant a right to continued employment or seat on the Board and shall not interfere with any right of the Participating Employer to remove any Director or employee at any time.

6.07                        Shareholder Rights

Under no circumstances shall Non-Vested Restricted Share Units entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares (other than the right to receive dividends as set out in Subsection 6.01) or other securities of the Company, nor shall any Participant:

(1)                                 be considered the owner of (subject to Subsection 6.09), or

(2)                                 be entitled to receive Shares by virtue of the award of Restricted Share Units, until they vest in accordance with the Plan.

6.08                        Capital Adjustments

In the event of any distribution in the form of units, unit split, combination or exchange of units, merger, consolidation, spin-off or other distribution, other than normal distributions to Shareholders, or any other change in the Shares, the Board will make such proportionate adjustments, if any, as the Board in its sole and absolute discretion may deem appropriate to reflect such change, with respect to:

(1)                                 the number or kind of Shares or other securities on which the Restricted Share Units are based; and

(2)                                 the number of Restricted Share Units.

6.09                        Ownership Requirements

The Restricted Share Units credited to the Participant’s Non-Vested RSU Account and Vested RSU Account are included in assessing a Participant’s ownership requirements, if any, in the Company.

6.10                        Non-Exclusivity

Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

6.11                        Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the redemption of a Restricted Share Unit will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing.

6.12                        Currency Requirements

All amounts credited or paid to Canadian and certain other employees under the Plan shall be in the lawful currency of Canada or in the case of certain non-Canadian Participants amounts will be credited or paid in the lawful currency of the United States of America.

6.13                        Governing Law

The Plan shall be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada as are applicable to the Plan.

6.14                        Taxes and Other Source Deductions

The Company shall be authorized to deduct from any amount payable or credited under the Plan, such taxes and other amounts as are required by law to be deducted or withheld.

6.15                        Information

Each Participant shall provide the Company with all information the Company and/or the Trustee requires from that Participant in order to administer the Plan.

6.16                        Indemnification

Each member of the Board is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board may have as director or otherwise under the by-laws of the Company, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

6.17                        Tax Consequences

The Participant shall be responsible for the completion of filing of any tax returns and pay all taxes that may be required under Canadian tax laws and the tax laws applicable to the Participant based on the Participant’s residence and employment jurisdiction. The Participant shall be responsible for obtaining the advice of his or her tax advisor, for filing the correct returns and for the payment of such taxes as are applicable within the periods specified in the laws applicable to the Participant as a result of the Participant’s participation in the Plan. The Company shall not be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

6.18                        Effective Date

The Plan will become effective as at January 1, 2008.

6.19                        Interpretation of Plan

Interpretation means where the context so requires, words importing the singular number include the plural and vice verse, and words importing the masculine gender include the feminine and neuter genders.

The use of headings is for ease of reference only and it does not affect the construction or interpretation of the Plan.

References to Sections and Subsections are references to sections and subsections in the Plan, unless otherwise specified.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

SECTION 7                                                                ADMINISTRATION, AMENDMENT AND TERMINATION

7.01                        Administration

Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law:

(1)                                 the Plan shall be administered by the Company, which shall have the full power to administer the Plan, including, but not limited to the authority to:

(a)                                 interpret and construe any provision of the Plan and decide all questions of fact arising in its interpretation;

(b)                                 adopt, amend, merge, suspend and rescind such rules and regulations for administration of the Plan as the Company may deem necessary in order to comply with the requirements of the Plan, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(c)                                  make recommendations to the Board for the Board’s consideration concerning the determination of key management in the Plan and the number of Restricted Share Units to be credited to each Participant’s RSU Account;

(d)                                 take any and all actions permitted by the Plan; and

(e)                                  make any other determinations and take such other action in connection with the administration of the Plan that it deems necessary or advisable.

(2)                                 All actions taken and decisions made by the Company in this regard shall be final, conclusive, and binding on all parties concerned, including, but not limited to the Participants and the Beneficiaries or estates of the Participants. The Company will be responsible for all costs relating to the administration of the Plan. Such costs may be transferred by the Company to the Participating Employers.

(3)                                 The administration of the Plan shall be subject to and made in conformity with all applicable laws, regulations, policies, rules, notices and administrative practices.

7.02                        Delegation

The Company may, to the extent permitted by law, delegate any of its administrative responsibilities under the Plan and powers related thereto to one or more officers of the Company and all actions taken and decisions made by such officers in this regard shall be final, conclusive, and binding on all parties concerned, including, but not limited to the Participants and Beneficiaries or estates of the Participants and the Company directors of the Company.

The Company may also delegate its administrative responsibility in connection with the Plan to an Administrator and/or a Trustee.

7.03                        Amendment

The Board may from time to time amend, merge or suspend the Plan in whole or in part and may at any time terminate the Plan at its absolute discretion and without prior notice to Participants. Except as otherwise provided under the Plan, no such amendment, merger, suspension, or termination may adversely effect the Restricted Share Units previously granted and deposited in the Participant’s Non-Vested RSU Account or Vested RSU Account immediately prior to the date of such amendment, suspension, merger or termination, without the consent of the affected Participant.

Amendments made to the Plan shall be in accordance with applicable law or regulatory or other approvals as are required under applicable legislation.

7.04                        Termination, Merger and Suspension

If the Company terminates, merges or suspends the Plan no new Restricted Share Units will be credited to the Participant’s Non-Vested RSU Account or Vested RSU Account and the Plan shall terminate.

7.05                        Termination Entitlement

In the event of the termination of the Plan, Restricted Share Units shall be paid in accordance with the terms and conditions of the Plan existing at the time of its termination. The Plan will cease to operate for all purposes when the last remaining Participant receives payment of all Restricted Share Units recorded in the Participant’s Vested RSU Account.